Exhibit 10.22

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

AMENDMENT No. 1

This Amendment No. 1 to the JDCCA (ref. Axens: dgs21106-ct22322-01, ref. IFPEN: 2020-0085 Amendment 1; the “Amendment No. 1”) is made effective as of July 29th, 2021:

BETWEEN:

(1)	JEPLAN, a company registered under the laws of Japan, whose registered office is located at 12-2 Ogimachi, Kawasaki-ku, Kwasaki-city, Kanagawa, 210-0867, Japan, Japan, duly represented by Mr. Masaki Takao, fully empowered, hereinafter referred to as “JEPLAN”;

(2)	IFP Energies nouvelles, a French public industrial and commercial establishment, whose registered office is located at 1-4 avenue du Bois-Preau, 92500 Rueil-Malmaison, France, registered at the Nanterre Trade and Companies Register under the number 775 729 155, duly represented by Mr. Pierre-Frank CHEVET, acting as President, duly empowered, hereinafter referred to as “IFPEN”; and

(3)	Axens, a company organized under the laws of France, whose registered office is located at 89 Boulevard Franklin Roosevelt, 92500 Rueil-Malmaison, France, registered at the Nanterre Trade and Companies Register under the number 599 815 073 France, represented by Mr. Jean SENTENAC, acting as Chairman and CEO, duly empowered, hereinafter referred to as “Axens”.

JEPLAN, IFPEN and Axens are hereinafter collectively referred to as the “Parties” or individually as the “Party”.

WHEREAS:

(A)	The Parties signed a joint development and commercial cooperation agreement with an effective date on June 30th, 2020 (hereinafter the “JDCCA” or the “Agreement”) for the chemical recycling of Polyethylene Terephtalate (PET);

(B)	JEPLAN and Axens have proceeded to the FEED phase as foreseen in Article 6 and Schedule A of the JDCCA and have revaluated the CAPEX expenditure required for the modifications of KHP Demo Plant and OPEX for the Project and the Parties wish to modify the JDCCA accordingly; and

(C)	[**]

Since the Effective Date of the JDCCA, JEPLAN has informed Axens and IFPEN that it has experienced some limitations on the operation of KHP Demo Plant which affect the duration of a continuous operation run before the New Equipment is installed on KHP Pilot demo plant and might impact the OPEX of the common program. JEPLAN has informed it has continuously worked to improve the situation;

(D)	[**];

(E)	JEPLAN and Axens have selected two entities of [**], as further detailed below, to perform construction, delivery and erection of the New Equipment (as defined in the JDCCA) and the Parties wish to determine how to share the activities required by any order on the New Equipment or follow-up according to a new Schedule H “Rewind Matrix of Responsibilities”; and

(F)	Consequently, for the reasons exposed above, the Parties agree by this Amendment No. 1 to amend the JDCCA accordingly.

NOW THEREFORE, in consideration of the premises, the Parties agree as follows:

Article 1 - Modifications of the JDCCA for Access to the KHP Demo Plant

1.1            The Parties mutually agree to regroup and modify all the provisions provided under Article 3.6.3 of the JDCCA and related to the access to the KHP Demo Plant in a new paragraph3.6.3.1 and to delete and replace these provisions as follows:

“3.6.3.1            JEPLAN represents and warrants it will give access to KHP Pilot demo plant to Axens and IFPEN, together with their agents, employees and contractors, to perform the Work, including for the purpose of carrying out or supporting the EPC Work (as defined below), as specified in the New Schedule A, as defined below.

JEPLAN shall inform Axens/IFPEN of significant dysfunction or defect in the operation and/or on all or part of any equipment of the KHP Pilot demo plant after the Effective Date of this Agreement. In case of significant dysfunction, JEPLAN will provide, for information, to the Steering Committee a repair plan and the foreseen delay. Any repair before the Work or for any dysfunction or defect not linked to operation of KHP Pilot demo plant (including New Equipment) for the Work will be performed by JEPLAN at its own costs. Any repair made during the Work, should the dysfunction be linked to operation of KHP Pilot demo plant (including New Equipment) for the Work, will be performed by JEPLAN at costs shared between Axens and JEPLAN after validation of repair plan by the Steering Committee. In case the KHP Pilot demo plant ceases to be functional or operational and is considered reasonably or commercially unrepairable, thus jeopardizing the Project, the Steering Committee may decide to terminate the Agreement in accordance with article 15.5.

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

The operating data and laboratory data of the KHP Pilot demo plant may be sent automatically and on real time to the Axens Connect’In platform during the operating periods corresponding to the Work.

The cost associated to the Connect’In platform will be at Axens cost. JEPLAN and IFPEN will have a free access to the Connect’In dashboards corresponding to KHP Pilot demo plant during the Work.

No other access for any development in the Field shall be given to any other third party, subject to provisions of article 7 allowing independent R&D activities.”

Article 2 - Modifications of the JDCCA for New Equipment construction, delivery and installation

2.1            The Parties mutually agree to delete Schedules A and C of the JDCCA in its entirety and to replace them by new Schedules A and C (hereinafter the “New Schedule A” and “New Schedule C”, respectively), attached to this Amendment No. 1.

2.2            The Parties mutually agree to add a new paragraph 3.6.3.2 at the end of the Article 3.6.3 of the JDCCA as follows:

“3.6.3.2            JEPLAN, Axens and IFPEN have decided to entrust [**] (“[**]”; [**] and [**] being referred as “EPC Contractors”), the Construction, as defined below, and Installation, as defined below in Schedule H, of New Equipment in the KHP Pilot demo (together the “EPC Work”). It is agreed by the Parties that the Parties may agree to reallocate any task of EPC Contractors here above listed to any of the Parties or to any other EPC contractors as the case may be.

The whole EPC Work phase will be split in two portions (each a “Portion”), as follows:

−	The first Portion consisting on the detail engineering and the module fabrication (the “Construction”) which will be handled by [**] (“[**] Portion”) as specified in Schedule H; and

−	The second Portion consisting on the transportation of new modules, site construction and installation and pre-commissioning of said new modules in KHP Pilot Demo Plant (the “Installation”) which will be handled by [**] (“[**] Portion”) as specified in Schedule H.

For the sole practical purpose of formally aligning the contractual approach with the operational approach, the Parties hereby agreed to enter into the following agreements:

−	One tripartite agreement between JEPLAN, Axens and [**] for the [**] Portion;

−	One tripartite agreement between JEPLAN, Axens and [**] for the [**] Portion; (hereinafter referred to as “[**] Tripartite Agreement” for the [**] Portion or “[**] Tripartite Agreement” for the [**] Portion or the “Tripartite Agreement” in case there is no need to specifically refer to either the [**] Portion); and

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

−	One bridge agreement between JEPLAN, Axens, [**] and [**] to set out the supplemental conditions for the implementation and coordination of the Tripartite Agreements as defined above, and more generally the supplemental conditions governing the implementation of the Construction and the Installation so that the [**] Portion and [**] Portion shall be performed to manage efficiently the interface between both EPC Contractors and in such manner as if there were one single contract between JEPLAN, Axens, [**] and [**] for the whole EPC Work phase.

Each of JEPLAN and Axens’ scope of work related to the EPC Work is described in more detail in Schedule H (Matrix of Responsibilities) to this Amendment No. 1.

Each of JEPLAN and Axens shall be responsible for timely placing the necessary purchase orders corresponding in application of the Tripartite Agreement for its parts of the scope of work in accordance with the Schedule H (Matrix of Responsibilities), as follows:

−	Under the [**] Tripartite Agreement, Axens shall place the corresponding purchase orders with [**]; and

−	Under the [**] Tripartite Agreement, JEPLAN shall place the corresponding purchase orders with [**].

As far as necessary for the proper performance of the EPC Work, JEPLAN and Axens shall assure full cooperation between the EPC Contractors under the respective purchase orders.

JEPLAN and Axens further agree that the [**] Portion related to Construction and the [**] Portion related to Installation, as further detailed in Schedule H (Matrix of Responsibilities), when combined, shall constitute the entire EPC Work. If the Portions are incomplete when combined, then the responsibility for remedying the incompleteness shall be allocated by JEPLAN or Axens to the EPC Contractor to whose Portion incompleteness is most logically or reasonably related to.

Axens shall provide to [**] and pay for the materials and equipment as listed under Annex J necessary for proper execution and completion of the [**] Portion.

Each of JEPLAN and Axens shall be responsible for providing and managing the necessary qualified and competent staff for the proper performance of the EPC Work phase. JEPLAN and Axens shall ensure that such staff are sufficiently skilled and experienced to enable them to comply with the Project and the EPC WORK phase requirements. For the avoidance of doubt, each of JEPLAN and Axens shall bear all the costs related to its staff, including but not limited to, salaries, wages, and other employee benefits (such as housing, transportation, meals, medical services, training and etc.), pay slips. Each of JEPLAN and Axens shall be solely and exclusively responsible at all times for all employment and personnel actions and all claims by its employees of any nature whatsoever arising in connection with the employment or otherwise under this Agreement.

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

During the duration of the Project, including during Installation phase, on KHP Pilot demo plant site, JEPLAN remain responsible for ensuring at his own cost the health, safety and fire-safety, security and welfare of all personnel involved, including personnel of Axens and designated third parties, and in particular for:

−	providing all necessary information in respect of any potential hazard associated with the performance of the Work,

−	providing appropriate collective and individual safety equipment (safety gear and protective clothing),

−	taking adequate process safety, prevention, health, accident prevention, fire safety and fire-fighting measures to maintain the health and safety of any persons.

Any budget overrun regarding the CAPEX including the EPC Work shall be discussed by the Steering Committee to decide how to cover this overrun in accordance with articles 5.1.3 b) and 6.”

2.3            The Parties mutually agree to complete the Article 18.2 of the JDCCA as follows:

“If a dispute, a claim or controversy arises between JEPLAN, Axens and an EPC Contractor under a Tripartite Agreement (“EPC Work Dispute”), JEPLAN and Axens shall pursue the resolution of such EPC Work Dispute with the concerned EPC Contractor and each of JEPLAN and Axens agrees to share the costs of resolving such EPC Work Dispute in proportion to its respective Share under the Agreement subject to the overall maximum agreed CAPEX budget as per Article 6. None of JEPLAN and Axens shall refuse to submit and pursue an EPC Work Dispute against the EPC Contractor. Any settlement of any EPC Work Dispute with the EPC Contractor shall be made jointly by the JEPLAN and Axens and any payment due by EPC Contractors of liquidated damages or other form of monetary compensation under the Tripartite Agreement shall be received by the Parties in proportion to their respective Shares. JEPLAN and Axens shall make their best efforts to set forth, mutatis mutandis, the provisions of this Article 18 within each Tripartite Agreement.”

2.4            The Parties mutually agree to complete Article 10.1 of the JDCCA, as follows:

“10.1.1 Allocation of liabilities toward EPC Contractor

Except insofar as expressly provided otherwise in this Agreement, subject to the overall maximum agreed CAPEX budget as per Article 6, JEPLAN and Axens hereto shall bear in proportion to their respective Shares, as defined below, the effect of any re-performance, re-work, replacement or other remedial measure required in respect of the Construction phases (the “Shares”) subject to the overall maximum agreed CAPEX budget as per Article 6:

Party	Share
JEPLAN	50%
Axens	50%

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

Subject to the overall maximum agreed CAPEX budget as per Article 6, any liability of JEPLAN or Axens to pay an EPC Contractor a change order or other form of monetary compensation in relation to an EPC Work Dispute (as defined above) under the Tripartite Agreements shall be borne by JEPLAN and Axens in proportion to their respective Shares as mentioned above.

If any Dispute arises between JEPLAN and Axens as to whom shall assume liability for an EPC Work Dispute, each Party shall provisionally assume a share of such liability in proportion to its respective Share under the Agreement until the dispute is settled by agreement or a decision is rendered through settlement of dispute and arbitration as provided in Article 18.2.

Each of JEPLAN and Axens shall at all the times take all reasonable actions as may be necessary to minimise the impact of their negligence, improper performance or other act or omission under the EPC Work on the other. Each of JEPLAN and Axens shall co-operate with the other in carrying out a prompt investigation into the cause of any liability incurred by JEPLAN and Axens toward an EPC Contractor, third parties, suppliers and subcontractors in relation to the EPC Work and shall disclose all such information as is reasonable for such investigation.

10.1.2   [**]

10.1.3   [**]

2.5            [**]

Article 3 - Modifications of the JDCCA for OPEX management

3.1            The Parties mutually agree to add a new paragraph 3.6.3.3 at the end of the Article 3.6.3 of the JDCCA as follows:

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

“3.6.3.3            The operation of the KHP Pilot Demo Plant for the performance of the Work will be performed by JEPLAN, according to the program defined by the R&D Management Team pursuant to the New Schedule A. JEPLAN will support the OPEX of KHP Pilot Demo Plant as necessary for the completion of the JDCA program as described in the New Schedules A & C. Axens shall pay for [**]. The Parties agree to maintain the principle of sharing OPEX costs exceeding the Project budget as specified in article 6.1 of the JDCCA. This principle will apply to OPEX expenses exceeding the OPEX reference defined in the New Schedule C, table 1, according to a ratio of 50% for JEPLAN and 50% for IFPEN/Axens. Such principle relies on the condition that JEPLAN maximises the KHP availability as per Article 3.6.3.1 with the technical support (modifications proposal) of Axens/IFPEN.

The parties will set regular meetings to follow OPEX expenses. In the case extra OPEX is required above the OPEX reference defined in the New Schedule C, table 1, then each Party shall pay for the extra OPEX corresponding to its scope of work for the completion of the JDCA program (as described in the New Schedules A & C). These extra OPEX will be taken into account by Axens in accordance with the mechanism defined in Article 13.3.2 hereunder.”

[**]. As a consequence the parties agrees that maximum efforts shall be accorded to this section to reach the above target.

Article 4 - Modifications of the JDCCA for CAPEX management

4.1            The Parties mutually agree to add a new paragraph 3.6.2 at the end of the Article 3.6.2 of the JDCCA as follows:

“3.6.2 Ownership of new equipment linked to the modifications to the KHP Pilot demo plant during the Work New Equipment will be co-owned 50/50 by JEPLAN and Axens. As may be possible, JEPLAN and Axens will make their best efforts to allocate full ownership of each specific equipment or module included in the New Equipment to one of them, so as to achieve 50/50 ownership of the New Equipment as a whole. Each specific equipment or module fully owned by Axens will be clearly identified as Axens’ Property on the KHP Pilot demo plant.

Conditions of use, outside the Work, of the modified KHP Pilot demo plant when using the New Equipment will be discussed and defined by Commercial Committee and validated by Steering Committee.

The Parties, as of the date of this Amendment No. 1 have decided to allocate the property of module A as described in the New Schedule A to JEPLAN and to allocate the property of module B as described in the New Schedule A to Axens and the parties agrees that it corresponds to the original intention of the parties as described in the first paragraph of this Article.

[**]

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

Article 5 - Modifications of the JDCCA for the implementation of the [**]

5.1            The Parties mutually agree to add a new paragraph 1.25 at the end of the Article 1 of the JDCCA as follows:

[**]

5.2            [**]

Article 6 - Modifications of the JDCCA for the Steering Committee

6.1            The Parties mutually agree to complete the end of the Article 5.1.3 of the JDCCA as follows:

“In regard to the oversee of the EPC Work by the Steering Committee, it is hereby agreed that the participation of IFPEN is not required to make corresponding decisions. Therefore IFPEN will not vote for EPC work decisions in Steering Committee.

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

The responsibilities of the Steering Committee limited to Axens and JEPLAN, in this regard shall in particular include (but not limited to) the following activities:

−	the co-ordination of the EPC Work phases,

−	monitoring of the planning/ Schedule of the EPC Work phases;

−	the prevention and management of any potential impact of one Portion on the other Portion, whatever it may be, so that no Portion is harmed;

−	The management of interfaces and coordination between the [**] Portion and [**] Portion;

−	Management of delay, liquidated damages, and liabilities under the respective Tripartite Agreement;

−	The management of insurance and possible claims during the EPC Work phase of the Project;

−	Allocation of additional work if any.

For the sake of clarity and notwithstanding anything to the contrary, the participation of IFPEN shall always be required for any decisions which might impact the overall performance of the Project, such as but not limited to its schedule or the article 6.2 below.”

Article 7 - Modifications of the Financing of the Project under the JDCCA

7.1            The Parties mutually agree to amend the first paragraph of the Article 6.1 of the JDCCA which shall be deleted and replaced by a new paragraph as follows:

“6.1      Sharing of the costs of the Project

The Parties will share the costs (CAPEX, OPEX) relating to the performance of the Work within the Project, as detailed in the New Schedule C, with the corresponding cost sharing.”

7.2            Taking into account the Go Decision made by the Parties during the Steering Committee meeting of July 1, 2022 in relation to the updated CAPEX estimation of [**] following the end of the FEED phase, the Parties mutually agree to amend Article 6.2 of the JDCCA which shall be deleted and replaced by a new paragraph as follows:

“6.2      Sharing principles for the CAPEX for the Project

JEPLAN and Axens commit to fund the modifications of KHP Demo Plant described in the New Schedule A with the following contributions:

−	Axens has agreed to spend up to of [**], hereinafter “Axens Capex Contribution” in accordance with the Project requirements.

−	[**]

−	JEPLAN has agreed to spend a contribution of [**], hereinafter “JEPLAN Capex Contribution” in accordance with the Project requirements. (such amount will be based on upfront increase (as specified below) and additional cash contribution of JEPLAN of [**] for the performance of the Project).

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

−	Such amount includes the price of Module A whom property will be transferred from Axens to JEPLAN after payment of module A. Axens will pay import duty to Japan. Axens will invoice JEPLAN the price of such module A as described in the New Schedule A which amounts to [**]; JEPLAN shall pay such invoice within thirty (30) days. JEPLAN will be in charge to recover such VAT from Japanese authorities according to Japan Tax regulations.

CAPEX will be monitored on a monthly basis and arbitration can be decided by the steering Committee if needed.

If the CAPEX estimated in the FEED exceeds [**] foreseen, then the Parties shall discuss the following solutions, in order of priority, to achieve full funding of estimated CAPEX:

i.	if the Parties have commonly obtained some additional subsidies or financing (for example through the [**]), hereinafter the “Commonly Obtained Subsidies/Financing”, then all or part of these subsidies or financing may be added to the above Axens and JEPLAN Capex Contributions, on a parity basis, thus increasing the total cumulated CAPEX for the Project accordingly.

ii.	Additional Subsidies/Financing obtained individually by the Parties: should one Party obtain some additional Subsidies/Financing on its own, without the participation/help of another Party, then this “Individually Obtained Subsidies/Financing” can be integrated in the Party’s Capex Contribution.

iii.	the Parties may also decide to sell the production of Products (BHET and/or rPET) made during the program Work to finance the CAPEX.

iv.	the Parties may seek for other sources of financing

v.	the Parties may decide to give up or postpone part of the modifications/New Equipment in order to decrease the CAPEX

vi.	Axens and/or JEPLAN may decide to increase their respective Capex Contribution. If only one Party is increasing its Capex Contribution, then the Parties will agree in the Steering Committee on a mechanism of compensation (for example, changing the key of sharing for license fees)

Despite their best efforts to fund the CAPEX, should the Parties consider that the CAPEX estimated at the effective date of this Amendment No. 1 cannot be reached, the Steering Committee shall adopt a No Go Decision and the Parties may decide to terminate the Agreement in accordance with article 15.5.

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

Regarding external sources of funding/subsidies for the CAPEX, each Party undertakes not include in any agreement with funder any term and conditions detrimental to Project or the licensing activities as foreseen in this Agreement.”

7.3            The Parties mutually agree to amend the Article 13.3.2 of the JDCCA which shall be deleted and replaced by a new paragraph as follows:

“13.3.2            Upfront for JEPLAN

The Parties hereby agree that the amount of upfront payment (the “Upfront Payment”) of future revenue which may arise from future licensing revenue of the Process and/or the Intermediate Process, to be paid to JEPLAN in the framework of this Agreement, is fixed to seven million one hundred fifty thousand euros including taxes (7 150 000 €).

The payment of the Upfront Payment will be paid according to the new instalments below:

−	40% of the original upfront upon signature of the Agreement by all Parties corresponding to 1 680 000 Euros that have already been paid by Axens to JEPLAN.

−	40% of the original upfront upon Go Decision at the end of the FEED corresponding to 1 680 000 Euros that have to be paid by Axens to JEPLAN at the signature of this Amendment No. 1.

−	[**] at when setting of the purchases order related to Module foundation work as specified in the [**] scope of work. Such amount may be adjusted with regards to schedule payment with [**] (or any other EPC contractors) as notified by JEPLAN with reasonable evidence of negative cashflow. JEPLAN shall pay any undisputed invoice transmitted by EPC contractors in Japan in the best delays.

−	[**] at the delivery of module A at JEPLAN Site for the ownership transfer from Axens to JEPLAN for module A.

−	The remaining part of the upfront, meaning [**] (except as adjusted above) at Fire Safety Office approval. In case the JEPLAN Capex expenses is below the committed contribution of [**], then this last instalment of the upfront may be adjusted accordingly.

−	Any future licensing revenue of the Process and/or the Intermediate Process owed to JEPLAN as defined in Article 13.3.5 below, will be retained by Axens until an amount (the “Retained Amount”) corresponding to the final total amount of the Upfront Payment paid by Axens to JEPLAN (meaning seven million one hundred and fifty thousand Euros (7 150 000 €) or any amount resulting from a potential adjustment of the last instalment of the Upfront), is reached.

Once commercial readiness is assessed, the final OPEX expenses will be assessed by the Parties, including the potential extra OPEX of each Party. Based on this assessment and the 50/50 OPEX expenses sharing principle, the Retained Amount will be adjusted.

Example: [**].

[**]

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

Article 8 - Miscellaneous

The contractual terms and conditions of the JDCCA not modified by this Amendment No. 1 remain in full force and effect.

This Amendment No. 1 shall take effect as the date first set forth above.

This Amendment No. 1 shall be construed as one with the JDCCA. Accordingly, capitalized terms not defined herein shall have the meaning ascribed thereto in the JDCCA.

No Party has the right to represent any other Parties, enter into a commitment on behalf of any other Parties or give any understanding for any other Parties without such the concerned other Party’s prior written consent.

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be executed by their respective authorised representatives.

The Parties execute this Amendment No. 1 using an electronic signature (DocuSign). The Parties agree that the electronic signature of this Amendment No. 1 has same force and value as a handwritten signature and expresses the agreement of the Parties to comply with the terms and conditions of this Amendment No. 1.

In Rueil-Malmaison, France,

For JEPLAN		For IFP Energies nouvelles

/s/ Masaki Takao		/s/ Pierre-Franck Chevet

Name:	Masaki Takao	Name:	Pierre-Franck Chevet
Title:	CEO	Title:	President
Date:	27 August 2022 I 7:22 AM CEST	Date:	29 aout 2022 I 10:06 AM CEST

For AXENS

/s/ Jean SENTENAC

Name:	Jean SENTENAC
Title:	Chairman and CEO
Date:	29 eat 2022 I 7:28 PM CEST

For Plastic Circular Economy

/s/ Stephane Fedou

Name:	Stephane Fedou
Title:	Director
Date:	29 aout 2022 I 6:55 PM CEST

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

Schedule A

Scope of Work

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

Schedule C

Cost Estimate and Sharing

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

Schedule H

Responsibility Matrix

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].